Filing Pursuant to Rule 424(b)(2)
                                           Registration Statement No. 333-82272


                          PROSPECTUS SUPPLEMENT NO. 13
                      (TO PROSPECTUS DATED APRIL 29, 2002)

                              E.DIGITAL CORPORATION

                        6,161,705 SHARES OF COMMON STOCK


         You should read this prospectus supplement and the accompanying prospectus carefully before you invest. Both documents contain information you should consider when making your investment decision.

                              PLAN OF DISTRIBUTION

         Pursuant to this prospectus supplement, our company is offering an aggregate of 6,161,705 shares of our common stock to the following nineteen individuals and entities in the amounts and for the consideration as hereinafter described. In connection herewith, we are offering 5,965,792 shares of our common stock to the following institutional and individual investors: (i) Jerry
E. Polis Family Trust (as to 789,474 shares), (ii) Granite Financial Group (as to 526,316 shares), (iii) Canusa Trading Ltd. (as to 526,316 shares), (iv) Sunrise Capital, Inc. (as to 526,316 shares), (v) Anthony Opperman (as to
526,316 shares), (vi) Victor Diaz (as to 526,316 shares), (vii) Davric Corporation (as to 263,158 shares), (viii) Stifel Nicolaus Custodian for Jonathan Berg IRA (as to 263,158 shares), (ix) Kenneth Grief (as to 263,158 shares), (x) James & Josephine Zolin (as to 263,158 shares, (xi) Wayne Sakar (as to 263,158 shares), (xii) The Eric M. Polis Trust (as to 263,158 shares), (xiii) Richard Daniels (as to 263,158 shares), (xiv) Harrington Partners (as to 157,895 shares), (xv) Steven Pratt (as to 150,000 shares), (xvi) Sunrise Management, Inc. Profit Sharing Plan (as to 131,579 shares), (xvii) Anya & Daniel Nunes (as to 131,579 shares) and (xviii) Davis A. Polis Trust (as to 131,579 shares). The common stock will be purchased at a negotiated aggregate purchase price of $1,133,500, with the purchase price per share equal to $0.19.

         We also are offering195,913 shares of our common stock to Eltech Electronics, Inc. ("Eltech") in consideration for certain manufacturing services previously provided to the company (the "Manufacturing Services"). For purposes of this Prospectus Supplement, we have assumed that the Manufacturing Services have a value of $37,223.

                                 USE OF PROCEEDS

         The net proceeds to us from this sale will be approximately $1,133,500. We plan to use the net proceeds to repay approximately $278,000 of debt and accrued interest, with the remainder to be used for general corporate purposes, including:

         *        Working capital
         *        Capital expenditures
         *        Research and development
         *        Payment of trade payables and other debt
         *        General and administrative expenses

                           MARKET FOR OUR COMMON STOCK

         On June 9, 2003, the last reported sales price of our common shares on the National Association of Securities Dealers OTC Electronic Bulletin Board System was $0.20 per share. Our common stock trades on the over-the-counter market on the National Association of Securities Dealers OTC Electronic Bulletin Board System under the symbol "EDIG."

         As of June 9, 2003 and before the issuance of shares pursuant to this prospectus supplement, we have 147,654,344 shares of common stock outstanding.

                                  LEGAL MATTERS

          The validity of the securities offered will be passed on for the company by Higham, McConnell & Dunning LLP, Aliso Viejo, California.


                                     GENERAL

         You should rely only on the information provided or incorporated by reference in this prospectus supplement and the prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of these documents.

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         THIS  INVESTMENT  INVOLVES A HIGH DEGREE OF RISK.  YOU SHOULD  PURCHASE
SHARES OF COMMON STOCK ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 8 OF THE PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING SHARES OF THE COMMON STOCK.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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            The date of this prospectus supplement is June 10, 2003.


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